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                                                                   EXHIBIT 10.21


                               MDMI HOLDINGS, INC.
                                200 W. 7th Avenue
                        Collegeville, Pennsylvania 19426


January 31, 2001

Eric Pollock
5000 Independence Street
Arvada, Colorado 80002

Dear Eric:

            The purpose of this letter (this "Letter") is to set forth our understanding concerning the modification to the current relationship between you and MDMI Holdings, Inc. (the "Company").

            As previously discussed, the Employment Agreement, dated May 31, 2000, between Medical Device Manufacturing, Inc., d/b/a Rivo Technologies, the Company and yourself (the "Agreement") will terminate immediately prior to the closing of the initial public offering of the Company's, or its successor's, common stock (the "IPO") and upon your acceptance of this Letter you will tender your resignation as Chairman of the Board of Directors of the Company to be effective upon the closing of the IPO.

            In exchange for the termination of the Agreement and your resignation as Chairman of the Board of Directors, upon the closing of the IPO, the Board of Directors of the Company will appoint you as Vice Chairman of the Board of Directors, which is a non-executive officer position, and the Company will pay you a lump sum cash payment in the amount of $750,000. At such time, the Company and you will enter into a mutual release and non-disparagement agreement. Provided you agree to serve, for a period of two years after the closing of the IPO, management of the Company will include you in its list of candidates for election to the board of directors by the Company's shareholders. The foregoing right to be nominated for election to the board of directors will terminate if at any point during the two-year period following the closing of the IPO, the shares of the Company's stock held by you is less than 25% of the shares of the Company's stock held by you on the date hereof. For purposes of the foregoing sentence, the shares held by you shall include those shares of stock held by you, your parents, siblings, spouse, children, any trusts created for the benefit of any of the foregoing and 7:22 Investors, LLC, provided that you remain a member and a manager of such entity. For purposes of the ownership calculation, all shares, including vested but unexercised options, shall be included.

            As a director of the Company, you will have access to the administrative staff of Star Guide for Company related matters and the Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in your performance as a director in accordance with the Company's customary and normal practices, subject to the presentment of
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appropriate vouchers in accordance with the Company's normal policies for expense verification. In addition, for three years after closing of the IPO, the Company will provide you an office allowance of $2,000 per month and health insurance for you, your spouse and dependents, which health coverage shall be comparable to that provided to the Company's management. You will retain your existing stock options under your existing option agreement subject to the current time vesting schedule, although, by law, they will convert into non-qualified options for tax purposes three months after the termination of the Agreement.

            If this Letter correctly reflects our understanding, please sign, date and return the enclosed copy of this Letter to us.

                                    Sincerely,
                                    MDMI HOLDINGS, INC.



                                    By: /s/ STEVEN D. NEUMANN
                                       --------------------------
                                       Name:    Steven D. Neumann
                                       Title:   Vice President


AGREED AND ACKNOWLEDGED:
this 12th day of February, 2001:


/s/ ERIC POLLOCK
----------------
Eric Pollock